Exhibit 23.3

CONSENT OF HAAS PETROLEUM ENGINEERING SERVICES, INC.

INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-132595 and 333-143304) and on Form S-3 (Nos. 333-138003, 333-126167, 333-129979, 333-147757 and 333-148053) of Cano Petroleum, Inc. of our estimates of reserves included in the Annual Report on Form 10-K for the year ended June 30, 2010 (the “Annual Report”) and to all references to our firm included in the Annual Report.

Houston, Texas

September 22, 2010	HAAS PETROLEUM ENGINEERING SERVICES, INC.

	By:	/s/ Robert W. Haas
	Name:	Robert W. Haas, P.E.